EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49668, 333-96183, 333-113927, 333-125398, 333-126585, 333-152064, and 333-178033 on Form S-8 of our report dated February 28, 2012 (May 10, 2012 as to the correction of a tax error related to prior periods described in Note 1 to the Consolidated Financial Statements), relating to the consolidated financial statements and financial statement schedule of Quest Software, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2011, included in this Current Report on Form 8-K of the Company dated May 10, 2012.

/S/ Deloitte & Touche LLP

Costa Mesa, California

May 10, 2012